EXHIBIT 1.1

                          RANSON UNIT INVESTMENT TRUSTS
                                    SERIES 92

                                 TRUST AGREEMENT


     This Trust Agreement dated as of March 14, 2000 between Ranson & Associates, Inc., as Depositor, and The Bank of New York, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust For Equity Trusts Sponsored by Ranson & Associates, Inc., Effective January 7, 1997" (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument.

                                WITNESSETH THAT:

     In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

                                     PART I

                     STANDARD TERMS AND CONDITIONS OF TRUST

     Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in this instrument.

                                     PART II

                      SPECIAL TERMS AND CONDITIONS OF TRUST

     The following special terms and conditions are hereby agreed to:

          (1) The equity securities listed in the Schedule hereto have been deposited in trust under this Trust Agreement as indicated in each Trust named on the attached Schedule.

          (2)     For the purposes of the definition of the term "Unit" in
     Article I, it is hereby specified that the fractional undivided interest in and ownership of a Trust is the amount described in Amendment No. 1 to the Trust's Registration Statement (Registration No. 333-31782) as filed with the Securities and Exchange Commission today. The fractional undivided interest may (a) increase by the number of any additional Units issued pursuant to Section 2.03, (b) increase or decrease in connection with an adjustment to the number of Units pursuant to Section 2.03, or
     (c) decrease by the number of Units redeemed pursuant to Section 5.02.

          (3) The term "Deferred Sales Charge" shall mean the "deferred sales charge" as described in the Prospectus.

          (4) The terms "Income Account Record Date" and "Capital Account Record Date" shall mean the dates set forth under "Essential Information-Record Dates" in the Prospectus.

          (5) The terms "Income Account Distribution Date" and "Capital Account Distribution Date" shall mean the dates set forth under "Essential Information-Distribution Dates" in the Prospectus.

          (6) The term "Initial Date of Deposit" shall mean the date of this Trust Agreement as set forth above.

          (7) The number of Units of the Trust referred to in Section 2.03 shall be equal to the "Net interest of investors" in the Statement of Financial Condition in the Prospectus divided by the "Unit price at inception" appearing under "Essential Information" in the Prospectus.

          (8) Section 3.07(a) of the Standard Terms and Conditions of Trust is hereby amended by adding the following Section 3.07(a)(x) immediately after Section 3.07(a)(ix):

               "(x) that there has been a public tender offer made for a Security or a merger or acquisition is announced affecting a Security, and that in the opinion of the Supervisory Servicer the sale or tender of the Security is in the best interest of the Unitholders."

          (9) The following Section 3.16 is hereby added to the Standard Terms and Conditions of Trust immediately following Section 3.15:

               "Section 3.16. Creation and Development Fee. If the Prospectus related to the Trust specifies a creation and development fee, the Trustee shall, on or immediately after the fifteenth day of each month, withdraw from the Capital Account, an amount equal to the accrued and unpaid creation and development fee as of such date and credit such amount to a special non-Trust account designated by the Depositor out of which the creation and development fee will be distributed to the Depositor (the "Creation and Development Account"). The creation and development fee will accrue on a daily basis at the annual rate of .10% of the average daily net asset value of the Trust. If the balance in the Capital Account is insufficient to make such withdrawal, the Trustee shall, as directed by the Depositor, advance funds in an amount required to fund the proposed withdrawal and be entitled to reimbursement of such advance upon the deposit of additional monies in the Capital Account, and/or sell Securities and credit the proceeds thereof to the Creation and Development Account. Such direction shall, if the Trustee is directed to sell a Security, identify the Security to be sold and include instructions as to the execution of such sale. In the absence of such direction by the Depositor, the Trustee shall sell Securities sufficient to pay the creation and development fee (and any unreimbursed advance then outstanding) in full, and shall select Securities to be sold in such manner as will maintain (to the extent practicable) the relative proportion of number of shares of each Security then held. The proceeds of such sales, less any amounts paid to the Trustee in reimbursement of its advances, shall be credited to the Creation and Development Account. If the Trust is terminated pursuant to Section 8.02, the Depositor agrees to reimburse Unitholders for any amounts of the Creation and Development Fee collected by the Depositor to which it is not entitled. All advances made by the Trustee pursuant to this

               Section shall be secured by a lien on the Trust prior to the interest of Unitholders. Notwithstanding the foregoing, the Depositor shall not receive any amount of Creation and Development Fee which, when added to any other sales charge imposed, exceeds the maximum amount per Unit stated in the Prospectus. The Depositor shall notify the Trustee, not later than ten business days prior to the date on which it anticipates that the maximum amount of Creation and Development Fee it may receive has been accrued and shall also notify the Trustee as of the date when the maximum amount of Creation and Development Fee has been accrued. The Trustee shall have no responsibility or liability for damages or loss resulting from any error in the information in the preceding sentence. The Depositor agrees to reimburse the Trust and any Unitholder any amount of Creation and Development Fee it receives which exceeds the amount which the Depositor may receive under applicable laws, regulations and rules."

          (10) For the purposes of Section 6.01(g), the liquidation amount is the amount shall be 20% of the total value of all Securities deposited in the Trust during the Trust's initial offering period at the time of each such deposit.

     IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed.

                                     RANSON & ASSOCIATES, INC.,
                                       Depositor


                                     By     /s/  ROBIN K. PINKERTON
                                          ---------------------------
                                                  President



                                     THE BANK OF NEW YORK,
                                       Trustee


                                     By     /s/  JEFFREY BIESELIN
                                          ---------------------------
                                                Vice President

                                   SCHEDULE A

                         SECURITIES INITIALLY DEPOSITED
                          RANSON UNIT INVESTMENT TRUSTS
                                    SERIES 92


     (Note: Incorporated herein and made a part hereof is the "Portfolio" as set forth in the Prospectus.)